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                             GRADCO SYSTEMS, INC.

                            STOCK OPTION AGREEMENT

                         UNDER 1997 STOCK OPTION PLAN


                                          Stock Option        September 11, 1997
                                                              ------------------
                                                              (Date of Grant)

     GRADCO SYSTEMS, INC., a Nevada corporation (the "Company"), hereby grants to MARTIN E. TASH (the "Optionee"), pursuant to the 1997 STOCK
OPTION PLAN (the "Plan") of the Company, a copy of which is available at the offices of the Company and which is made a part hereof, an option to purchase a total of 100,000 shares (the "Total Shares") of Common Stock of the Company at the price of $2.00 per share in U.S. funds (subject to adjustment as provided in Section 6 of the Plan), on the terms and conditions set forth in the Plan and hereinafter.

     1. This option shall be exercisable for the number of shares and on the dates set forth below:

          (a)  25,000 shares on and after FEBRUARY 15, 1998;
          (b)  25,000 shares on and after FEBRUARY 15, 1999;
          (c)  25,000 shares on and after FEBRUARY 15, 2000; and
          (d)  25,000 shares on and after FEBRUARY 15, 2001;

provided, however, that this option shall not be exercisable later than ten years from the date hereof (hereinafter referred to as the "Expiration Date"), nor shall this option be exercisable if sooner terminated as provided herein or in the Plan.

     2. This option and all rights hereunder, to the extent such rights shall not have been exercised, shall terminate and become null and void ninety (90) days after the Optionee ceases to be an employee of the Company or any of its subsidiaries for any reason other than the death or total permanent disability of the Optionee, during which ninety (90) day period the Optionee may exercise the unexercised portion of the option that was exercisable as of the date of the Optionee's termination of employment. In the event of the death or total permanent disability of the Optionee while in the employ of the Company or any of its subsidiaries, this option may be exercised for a period of three hundred and sixty-five (365) days after the date of the Optionee's death, or date the Optionee first became totally and permanently disabled, to the extent of the Total Shares, whether or not then exercisable, less the number of shares already issued hereunder; PROVIDED, HOWEVER, that in no event may this option be exercised after the Expiration Date. Notwithstanding the foregoing, this option may in no event be exercised by anyone to any extent in the event of a voluntary dissolution, liquidation or winding up of the affairs of the Company or in the event of a merger into, consolidation with, or sale or transfer of all or substantially all of the assets of the Company, except under the circumstances and pursuant to the

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terms set forth in the Plan, unless approved by the Board of Directors.

     3. This option is exercisable with respect to all, or from time to time with respect to any portion, of the shares then subject to such exercise, by delivering written notice of such exercise to the office of the Secretary of the Company. Each such notice shall be accompanied by payment in full of the purchase price of such shares.

     4. This option shall, during the Optionee's lifetime, be exercisable only by him, and neither this option nor any right hereunder shall be transferable except by will or laws of descent and distribution, or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of this option or any right hereunder, except as provided for herein, or in the event of any levy, attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate this option by notice to the Optionee and this option shall thereupon become null and void.

     5. Neither the granting of this option nor the exercise thereof shall be construed as conferring upon the Optionee any right to continue in the employment of the Company or any of its subsidiaries, or as interfering with or restricting in any way the right of such corporation to terminate such employment at any time.

     6. Neither the Optionee, nor any person entitled to exercise his rights in the event of his death, shall have any of the rights of a stockholder with respect to the shares subject to this option, except to the extent that certificates for such shares shall have been issued upon exercise of this option as provided for herein.

     7. The Company is relieved from any liability for the non-issuance or non-transfer, or any delay in the issuance or transfer, of any shares of Common Stock subject to this option which results from the inability of the Company to obtain, or in any delay in obtaining, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of Common Stock if the Company deems such authority necessary for the lawful issuance or transfer of any such shares.

     8. No Common Stock acquired by exercise of this option shall be sold or otherwise disposed of in violation of any federal or state securities law or regulation.


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     9.   This option shall be exercised in accordance with such
administrative regulations as the Board of Directors of the Company may from time to time adopt. All decisions of the Board of Directors upon any question arising under the Plan or under this instrument shall be conclusive and binding upon the Optionee and all other persons.

                                       GRADCO SYSTEMS, INC.


                                       By:/s/ Martin E. Tash
                                          ----------------------
                                         Name:  Martin E. Tash
                                         Title: President